As filed with the Securities and Exchange Commission on December 9, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Peregrine Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	95-3698422
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14282 Franklin Avenue
Tustin, California	92780-7017
(Address of principal executive offices)	(Zip Code)

2010 Stock Incentive Plan
2010 Employee Stock Purchase Plan
(Full title of the plan)

Paul J. Lytle
Chief Financial Officer
14282 Franklin Avenue
Tustin, California 92780-7017
(714) 508-6000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.001 par value
To be issued under the 2010 Stock Incentive Plan	3,500,000 shares	$ 1.60	$ 5,600,000	$ 399
To be issued under the 2010 Employee Stock Purchase Plan	5,000,000 shares	$ 1.36	$ 6,800,000	$ 485
TOTAL	8,500,000 shares		$12,400,000	$ 884

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock that may become issuable under the 2010 Stock Incentive Plan or 2010 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or similar adjustments.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) based upon the average of the high and low sales prices of the Company's common stock as reported on the Nasdaq Capital Market on December 7, 2010.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) based upon 85% of the average of the high and low sales prices of the Company’s common stock as reported on the Nasdaq Capital Market on December 7, 2010.

TABLE OF CONTENTS

PART I	3
PART II	3
Item 3. Incorporation of Documents by Reference.	3
Item 4. Description of Securities.	3
Item 5. Interests of Named Experts and Counsel.	4
Item 6. Indemnification of Directors and Officers.	4
Item 7. Exemption from Registration Claimed.	4
Item 8. Exhibits.	4
Item 9. Undertakings.	5
SIGNATURES	6
INDEX TO EXHIBITS	7
EX-4.16
EX-4.17
EX-4.18
EX-5.1
EX-23.1
EX-23.2
EX-24.1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Form S-8 will be delivered to each employee, officer, director or other person, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), who is eligible to participate in the Peregrine Pharmaceuticals, Inc. 2010 Stock Incentive Plan (the “2010 Incentive Plan”) and/or the 2010 Employee Stock Purchase Plan.  These documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by Peregrine Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of filing:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010, as filed with the SEC on July 14, 2010.

2.	The Company's Definitive Proxy Statement with respect to the 2010 Annual Meeting of Stockholders held on October 21, 2010, as filed with the SEC on August 27, 2010.

3.	The Company’s Quarterly Report on Form 10-Q for the quarterly periods ended July 31, 2010 and October 31, 2010, as filed with the SEC on September 9, 2010 and December 9, 2010, respectively.

4.	The Company’s Current Reports on Form 8-K filed on July 14, 2010, September 9, 2010, September 20, 2010, October 22, 2010 and December 9, 2010.

5.
The description of the Company’s Common Stock, $0.001 par value (the “Common Stock”), is contained in the Company’s Registration Statements on Form 8-A and Form 8-B (Registration of Successor Issuers) including any amendments or reports filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits us to indemnify our directors and officers under certain conditions and subject to certain limitations.

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as a director to us and our stockholders.  This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Provisions of our Bylaws require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.  We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

We have in place a directors’ and officers’ liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts for which we lawfully indemnify or are required or permitted by law to indemnify our directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index.

Item 9.  Undertakings.

a.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a  claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on December 9, 2010.

PEREGRINE PHARMACEUTICALS, INC.

/s/ Steven W. King
Steven W. King,
President, Chief Executive Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Steven W. King and Paul J. Lytle, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Steven W. King	President, Chief Executive Officer, and Director	December 9, 2010
Steven W. King

/s/ Paul J. Lytle	Chief Financial Officer and Corporate Secretary	December 9, 2010
Paul J. Lytle	(signed both as an officer duly authorized to sign on behalf of the Registrant as Principal Financial Officer and Principal Accounting Officer)

/s/ Carlton M. Johnson	Chairman of the Board	December 9, 2010
Carlton M. Johnson

/s/ Eric S. Swartz	Director	December 9, 2010
Eric S. Swartz

/s/ David H. Pohl	Director	December 9, 2010
David H. Pohl

EXHIBIT INDEX

Exhibit Number	Exhibit

4.16	2010 Stock Incentive Plan (Incorporated by reference to Exhibit A to Registrant's Definitive Proxy Statement filed with the SEC on August 27, 2010)

4.17	Form of Stock Option Award Agreement under 2010 Stock Incentive Plan

4.18	2010 Employee Stock Purchase Plan (Incorporated by reference to Exhibit B to Registrant’s Definitive Proxy Statement filed with the SEC on August 27, 2010)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)